Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-177832) and related Prospectus of Fusion-io, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated September 2, 2011, with respect to the consolidated financial statements of Fusion-io, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

November 16, 2011